Initial Public Offering

PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-122563

INTERNET ACQUISITION GROUP, INC.

28,693,360 Shares of Common Stock

We have prepared this prospectus to allow certain of our current stockholders to sell up to 28,693,360 shares of our common stock. We are not selling any shares of common stock under this prospectus. This prospectus relates to the disposition by the selling security holders listed on pages 11-13 or their transferees, of up to 28,693,360 shares of our common stock already issued and outstanding. We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling security holders.

The selling security holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. We will not receive any of the proceeds received by the selling security holders.

The selling security holders will sell at a price per share of $0.15 until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

For a description of the plan of distribution of the shares, please see page 14 of this prospectus. There is no public market for our securities. We plan to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board; however, there can be no assurance that NASD will approve the inclusion of our common stock.

We urge you to read carefully the “Risk Factors” section beginning on page 3 where we describe specific risks associated with an investment in Internet Acquisition Group and these securities.

________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS JANUARY 4, 2006.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 3.

Internet Acquisition Group, Inc. (“IAG”)

Internet Acquisition Group, Inc. is a development stage company incorporated in the State of California in January of 2004. We were formed to engage in the business of marketing, selling and distributing products through a number of our websites. Through our websites, we offer a convenient method for shopping the Internet that features product information. Our e-commerce websites link all of our Internet specialty stores and are designed to enhance the customer’s online shopping experience 24 hours a day, seven days a week. We use a virtual operating model that includes outsourcing all of our operating infrastructure to national distribution and fulfillment partners. This operating model allows us to add new product categories easily and rapidly and eliminates significant capital investments and the costs and risks of carrying inventory. We intend to expand our product offerings by establishing relationships with vendors that will provide us with specific types of products, such as sporting goods, electronic goods, etc. We do not own any of the products featured on our websites.

The websites we own and developed for marketing, selling and distributing products include:

www.electronic-superstores.com

www.millennium-superstore.com

www.virtualgiftshops.com

We have yet to generate revenues from our websites. However, the revenues we anticipate generating from our websites will primarily consist of selling and distributing products owned and controlled by third parties from our own websites. We have incurred losses of $2,935 for the nine months ended September 30, 2005 and $69,356 for the period January 16, 2004 (inception) to December 31, 2004.

As a result of our recent formation we currently have only one employee, Matt Lattau, who is our sole officer, director, and controlling shareholder.

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of IAG as a going concern. IAG’s cash position may be inadequate to pay all of the costs associated with developing our internet stores and executing our business plan. Management intends to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should IAG be unable to continue existence.

Our principal executive office address and phone number is:

INTERNET ACQUISITION GROUP, INC.

302 Creekside Ct. E.
Huntertown, Indiana 46748
(260) 385-0338.

The Offering

Shares offered by the selling security holders...	28,693,360 shares of common stock, $0.001 par value per share, which include:

Offering price...	$0.15

Total shares of common stock outstanding as of September 30, 2005...	69,963,630

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees...	We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling security holders or their transferees.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial information derived from our financial statements. The information should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Nine Months Ended September 30,		January 16, 2004 (inception) to December 31,	January 16, 2004 (inception) to September 30,
	2005	2004	2004	2005
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)

Revenue:	$—	$—	$—	$—

Expenses:
General and administrative expenses	2,935	64,816	69,356	72,291
Total expenses	2,935	64,816	69,356	72,291

Net loss	$(2,935)	$(64,816)	$(69,356)	$(72,291)

Weighted average number of common shares outstanding	69,963,630	67,292,185	67,970,294	69,963,630

Net (loss) per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Balance Sheet Data:	At September 30, 2005 (Unaudited)	At December 31, 2004 (Audited)

Total Assets...	$54,773	$61,208
Liabilities...	-	3,500
Stockholders’ Equity...	$54,773	$57,708

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in Internet Acquisition Group, Inc. As one of our stockholders, you will be subject to risks inherent in our business. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. As of the date of this filing, our management is aware of the following material risks.

Risks Relating to an Investment in IAG

We are a development stage company organized in January 2004 and have no operating history, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment.

We were incorporated in January of 2004 as a California corporation. As a result of our recent start up we have yet to generate revenues from operations and have been focused on organizational, start-up, and market analysis activities since we incorporated. Our operating activities during this period consisted primarily of developing our websites. Our websites are linked to the marketers of various products and services over the Internet, there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our products, the level of our competition and our ability to attract and maintain key management and employees.

Our prospects are subject to the risks and expenses encountered by start up companies establishing a business as an online retailer selling products over the Internet. Our limited operating history makes it difficult or impossible to predict future results of our operations. We may not establish a clientele that will make us profitable, which might result in the loss of some or all of your investment in our common stock.

You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in the rapidly evolving online commerce market. These risks include, but are not limited to, an unpredictable business environment, the difficulty of managing growth and the use of our business model. To address these risks, we must, among other things:

  expand our customer base;

  enhance our brand recognition;

  expand our product and service offerings;

  access sufficient product inventory to fulfill our customers’ orders;

  successfully implement our business and marketing strategy;

  provide superior customer service and order processing;

  respond effectively to competitive and technological developments; and

  attract and retain qualified personnel.

Our ability to continue as a going concern is in doubt.

We are in the development stage and have not generated any revenues since our inception. Our only source of funds has been the sale of our common stock. We continue to incur operating expenses, legal and accounting expenses, consulting fees and promotional expenses. These factors raise substantial doubt about our ability to continue as a going concern. Our auditors have raised a concern regarding our ability to continue as a going concern.

We will require additional financing in order to implement our marketing plan. In the event we are unable to acquire additional financing, we may not be able to implement our market plan resulting in a loss of revenues and ultimately the loss of your investment.

Due to our start-up nature, we will have to incur the costs of developing professional marketing materials, hiring new employees and commencing marketing activities for our websites. To fully implement our business plan we will require substantial additional funding. Our current cash on hand is anticipated to enable us to maintain minimum operations and working capital requirements for at least six months.

Following this offering we will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders may lose part or all of their investment.

We are substantially dependent on the Internet and continued growth of the online commerce market. If the online commerce market does not grow, or we are unable to develop a market based upon the online commerce market, your investment in us is at risk of being lost.

The market for the sale of goods over the Internet is an emerging market. Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is an evolving phenomenon and there can be no assurance that this acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet as a medium of commerce.

In addition, the Internet may not be commercially viable in the long term for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies, performance improvements and security measures. To the extent that the Internet continues to experience significant growth in the number of users, their frequency of use or their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet, access to our websites, and other online services generally. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services does not continue as a viable commercial marketplace, our business, results of operations and financial condition would be materially adversely affected and we may have to discontinue our operations

Because we face intense competition, an investment in our company is highly speculative, which may result in a loss in your investment in us.

The Internet online retail business involves rapid technological change and is characterized by intense and substantial competition. A number of our competitors are well established, substantially larger and have substantially greater market recognition, greater resources and broader distribution capabilities than we have. New competitors are continually emerging. Increased competition by existing and future competitors could materially and adversely affect our profitability. Moreover, our success depends on maintaining a high quality of content. The lack of availability of unique quality content could adversely affect our business.

These potential competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than we do. Additionally, there are no significant impediments to entering into the business of selling products, for others, on the Internet.

We are significantly dependent on Matt Lettau, our sole officer and director, who has limited experience in running a business such as ours. The loss or unavailability to IAG of Mr. Lettau’s services would have an adverse effect on our business, operations and prospects which could result in a loss of your investment in us.

Our business plan is significantly dependent upon the abilities and continued participation of Matt Lettau, our sole officer and director. Mr. Lettau is not irreplaceable; however it would be difficult to replace Mr. Lettau at such an early stage of development of IAG. The loss by or unavailability to IAG of Mr. Lettau’s services would have an adverse effect on our business, operations and prospects. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Lettau, should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Mr. Lettau, then, in that event we would be required to cease pursuing our business opportunity, which could result in a loss of your investment.

Mr. Lettau has no experience in running either a public or private company. The lack of experience in operating either a public or private company could impact our return on investment, if any.

As a result of our reliance on Mr. Lettau, and his lack of experience in operating either a private or public company, our investors are at risk in losing their entire investment. Mr. Lettau intends to hire personnel in the future, when sufficiently capitalized, who may have the experience required to manage our company, although such management is not anticipated until the occurrence of future financing. Until such management is in place, we are reliant upon Mr. Lettau to make the appropriate management decisions based upon his lack of experience.

Mr. Lettau may become involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Lettau’s limited time devotion to IAG, less than 100 hours per month, could have an adverse effect on our operations.

As compared to many other public companies, we do not have the depth of managerial or technical personnel. Mr. Lettau may in the future be involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Lettau will devote only a portion, less than 100 hours per month, of his time to our activities. As our sole officer and director, decisions are made at his sole discretion and not as a result of compromise or vote by members of a board.

We are dependent on several third party providers to fulfill a number of our retail functions. If these parties are unwilling or unable to continue providing services to us, our business could be seriously harmed.

We are currently dependent on our distribution and fulfillment providers to manage inventory, process orders and distribute products to customers in a timely manner. We do not have any long-term agreements with any of these third parties. If we do not maintain our existing relationships with these providers on acceptable commercial terms, we may not be able to offer a broad selection of merchandise, and customers may refuse to shop at our online stores. In addition, manufacturers may decide, for reasons outside our control, not to offer particular products for sale on the Internet. If we are unable to supply products to customers, or if other product manufacturers refuse to allow their products to be sold via the Internet, our business would suffer severely.

We rely on distributors to fulfill a number of traditional retail functions, including maintaining inventory and preparing merchandise for shipment to individual customers. In the future, vendors may not be willing to provide these services at competitive rates. In addition, vendors may refuse to develop the communications technology necessary to support our direct shipment infrastructure. We also have no effective means to ensure that providers will continue to perform these services to our satisfaction. Customers could become dissatisfied and cancel their orders or decline to make future purchases if we or our providers are unable to deliver products on a timely basis. If customers become dissatisfied with our distributors and third party service providers, our reputation could suffer.

Our operations are also heavily dependent upon a number of other third parties for customer service and support, credit card processing, and hosting our system infrastructure. In addition, our distributors and fulfillment providers will use the Federal Express Corporation, United Parcel Service and the United States Postal Service to deliver substantially all of the products sold through our websites. If the services of any of these third parties become unsatisfactory, customers may experience lengthy delays in receiving orders, and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms.

We have incurred substantial losses and expect to continue to incur losses for the foreseeable future. Continued losses could result in the loss of your investment.

We have not achieved profitability since our inception, and we incurred net losses of $2,935 for the nine months ended September 30, 2005 and $69,356 for the period January 16, 2004 (inception) to December 31, 2004. We expect to continue to incur losses for the foreseeable future due to additional costs and expenses related to:

•	the implementation of our business model and our pricing strategies;
•	brand development, marketing and other promotional activities;
•	the expansion of our product and service offerings;
•	the continued development of our websites; and
•	the development of strategic relationships.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this offering, there is no public market for our common stock. Although we plan to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions. These marketability restrictions may prevent you from liquidating your stock, thus causing a loss of your investment.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

AVAILABLE INFORMATION

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the Securities Exchange Act of 1934, we will file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under sections 13 and 15 of the Securities Act of 1933, as amended.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year.

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “intends to”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors”, “Plan of Operation” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

We make statements in this prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act. Sometimes these statements contain words such as may, believe, expect, continue, intend, or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projects:

•	heightened competition;
•	problems developing new internet based stores;
•	failure to identify, develop or profitably manage additional businesses;
•	failure to obtain new customers or retain existing customers;
•	inability to carry out marketing and sales plans;
•	inability to obtain capital for future growth;
•	loss of key executives; and
•	general economic and business conditions.

We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.

SELLING SECURITY HOLDERS

The shares to be offered by the selling security holders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling security holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling security holders. The selling security holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

SELLING SECURITY HOLDER INFORMATION

The following is a list of selling security holders who own an aggregate of 28,693,630 shares of our common stock covered in this prospectus.

	BEFORE OFFERING			Number of Shares Offered (2)	Shares Owned after Offering (3)
Name	Number of Shares of Common Stock Owned	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)
Marsha Carnes (4) P.O. Box 180751 Tallahassee, FL 32318	3,400,000	3,400,000	4.8%	3,400,000	0
Stoecklein Law Group (5) Attn: Donald J. Stoecklein 400 West Broadway, Suite 400 San Diego, CA. 92101	1,373,630	1,373,630	1.9%	1,373,630	0
Claymore Asset Management, LTD. (6)(7) Attn: Sandra Garland P.O. Box 64, #C12 Market Place Providenciales Turks, Caicos	3,400,000	3,400,000	4.8%	3,400,000	0
Ranger Holdings(6)(8) Attn: Andrew Newlands P.O. Box 64, Suite C-12 Market Place Turks, Caicos	3,400,000	3,400,000	4.8%	3,400,000	0
Waves and Surfers Paradise LTD. (6)(9) Attn: Keith Burant Box 571, Caribbean Place Leeward Hwy. Turks, Caicos	3,400,000	3,400,000	4.8%	3,400,000	0
Wayward Winds Ltd. C/o Bridge Street Service Limited (6)(10) Attn: Kevin Gunther 27 Reid Street, P.O. Box HM 3051 Hamilton Bermuda	3,400,000	3,400,000	4.8%	3,400,000	0
Beach Blanket Bungalow LTD. (6)(11) Attn: Richard Missick Box 599, Caribbean Place Leeward Hwy. Turks, Caicos	3,400,000	3,400,000	4.8%	3,400,000	0
Lioncloud Limited (6)(12) Attn: Andrew Meade P.O. Box 32002 SMB Grand Cayman Islands	3,400,000	3,400,000	4.8%	3,400,000	0

Nine Stars Universe LTD (6)(13) Attn: Donella Fulford Box 571, Caribbean Place Leeward Hwy. Turks, Caicos	3,400,000	3,400,000	4.8%	3,400,000	0
Matt & Karen Nicholson (6)(14) 1232 Punta Gorda Circle Winter Springs, FL 32708	1,000	1,000	0%	1,000	0
Pat Bonanno (6)(14) 2127 A Henderson Drive Orlando, FL 32806	5,000	5,000	0%	5,000	0
Cynthia D. Wainwright (6)(14) 2127 A Henderson Drive Orlando, FL 32806	5,000	5,000	0%	5,000	0
Carrie Quarick (6)(14) 1027 Woodall Drive Altamonte Springs, FL 32714	5,000	5,000	0%	5,000	0
Ronald P. Stewart (6)(14) 4374 White Pine Avenue Orlando, FL 32811	5,000	5,000	0%	5,000	0
Kevin Watts (6)(14) 2821 Brantley Hill Court Longwood, FL 32779	5,000	5,000	0%	5,000	0
Tammi Watts (6)(14) 2821 Brantley Hill Court Longwood, FL 32779	5,000	5,000	0%	5,000	0
Linda I. Aponte (6)(14) 11045 Regency Common Court Orlando, FL 32837	5,000	5,000	0%	5,000	0
Loren Brown (6)(14) 608 River Park Circle Longwood, FL 32779	5,000	5,000	0%	5,000	0
Maria Gonzalez (6)(14) 609 Sabal Lake Drive Longwood, FL 32779	5,000	5,000	0%	5,000	0
Wendy S. Grieger (6)(14) 88 Mark David Court Casselberry, FL 32707	5,000	5,000	0%	5,000	0
Michael J. Hrkman (6)(14) 1238 E. Concord Street Orlando, FL 32803	5,000	5,000	0%	5,000	0
Stephen Malaster (6)(14) 3133 Frontera Way #231 Burlingame, CA. 94010	1,000	1,000	0%	1,000	0
Mylene Mendez (6)(14) P.O. Box 690323 Orlando, FL 32169	5,000	5,000	0%	5,000	0
Thai Nguyen (6)(14) 1004 Bahama Drive Orlando, FL 32806	5,000	5,000	0%	5,000	0
Anthony M. Pandolfi (6)(14) 633 Dolphin Road Winter Springs, FL 32708	5,000	5,000	0%	5,000	0
Nancy Pandolfi (6)(14) 633 Dolphin Road Winter Springs, FL 32708	5,000	5,000	0%	5,000	0

Arthur Petrillo (6)(14) 1004 Bahama Drive Orlando, FL 32806	5,000	5,000	0%	5,000	0
Hang Qualls (6)(14) 701 South Lost Lake Casselberry, FL 32707	5,000	5,000	0%	5,000	0
Edwin Rivera (6)(14) P.O. Box 633 Gotha, FL 34734	5,000	5,000	0%	5,000	0
Len F. Vihtelic (6)(14) 33 Wintergreen Drive Orlando, FL 32825	5,000	5,000	0%	5,000	0
Jeanne C. Faught (6)(14) 506 Orange Drive #10 Altamonte Springs, FL 32701	5,000	5,000	0%	5,000	0
Robert P. Cole (6)(14) 825 Haulover Drive Altamonte Springs, FL 32417	1,000	1,000	0%	1,000	0
Brian DeWeese (6)(14) 3149 Casa De Campo #F304 San Mateo, CA 94403	1,000	1,000	0%	1,000	0
Jose V. Rivera Diaz (6)(14) 450 Oriental Point Altamonte Springs, FL 32701	1,000	1,000	0%	1,000	0
Gurkan Fidan (6)(14) 716 Bounty Drive #1610 Foster City, CA 94404	1,000	1,000	0%	1,000	0
Peter A. Giarrusso (6)(14) 4974 Courtland Loop White Springs, FL 32708	1,000	1,000	0%	1,000	0
Kermit Gonzalez (6)(14) 9258 Lake Fischer Blvd. Gotha, FL 34734	1,000	1,000	0%	1,000	0
Anna Jordan (6)(14) 8512 Harding Avenue #202 Miami Beach, FL 33141	1,000	1,000	0%	1,000	0
Tiffany Knapsted (6)(14) 1344 Black Willow Trail Altamonte Springs, FL 32714	1,000	1,000	0%	1,000	0
Herbert L. Martin II (6)(14) 1031 Arden Street Longwood, FL 32750	1,000	1,000	0%	1,000	0
Carlos Martinez (6)(14) 528 Orange Drive Altamonte Springs, FL 32701	1,000	1,000	0%	1,000	0
Audrey Ng (6)(14) 403 Emerald Bay Lane Foster City, CA 94404	1,000	1,000	0%	1,000	0
Dana Parris (6)(14) 901 North Street Longwood, FL 32750	1,000	1,000	0%	1,000	0
Carla Rissell (6)(14) 3737 W. Ponkan Road Apopka, FL 32712	1,000	1,000	0%	1,000	0

Karina Wong (6)(14) 1526 Cayuga Avenue San Francisco, CA 94112	1,000	1,000	0%	1,000	0
Wing Yu (6)(14) 403 Emerald Bay Lane Foster City, CA 94404	1,000	1,000	0%	1,000	0
Friedrich Gradl (6)(14) 19 Firedrake Terrace Henderson, NV 89014	1,000	1,000	0%	1,000	0
Danny L. Weaver (6)(14) 411 Valentines Road #300 Kansas City, MO 64113	1,000	1,000	0%	1,000	0
Gary Grieco (6)(14) 2856 Las Casita Avenue Las Vegas, NV 89120	1,000	1,000	0%	1,000	0

(1)	All shares owned in this column and all percentages are based on 69,963,630 shares of common stock issued and outstanding on December 31, 2004.
(2)

This table assumes that each security holder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling security holders are not required to sell their shares. See “Plan of Distribution” beginning on page 14.

(3)	Assumes that all shares registered for resale by this prospectus have been issued and sold.
(4)	Ms. Carnes acquired 3,400,000 shares of our restricted common stock for consulting services. All 3,400,000 shares are being registered in this registration statement.
(5)

Stoecklein Law Group received 1,373,630 shares of our restricted common stock for legal services. All 1,373,630 shares are being registered in this registration statement. Donald J. Stoecklein, President of Stoecklein Law Group., has voting, investment and dispositive power over the shares of common stock owned by Stoecklein Law Group.

(6)	Shares acquired in our Regulation D 504 offering completed in April 2004.
(7)	Sandra Garland has voting, investment and dispositive power over the shares of common stock owned by Claymore Asset Management, Ltd.
(8)	Andrew Newlands has voting, investment and dispositive power over the shares of common stock owned by Ranger Holdings.
(9)	Keith Burant has voting, investment and dispositive power over the shares of common stock owned by Waves and Surfers Paradise Ltd.
(10)	Kevin Gunther has voting, investment and dispositive power over the shares of common stock owned by Wayward Winds Ltd.
(11)	Richard Missick has voting, investment and dispositive power over the shares of common stock owned by Beach Blanket Bungalow Ltd.
(12)	Andrew Meade has voting, investment and dispositive power over the shares of common stock owned by Lioncloud Limited.
(13)	Donella Fulford has voting, investment and dispositive power over the shares of common stock owned by Nine Stares Universe Ltd.
(14)	Stock purchased in private placement in March of 2004 at a price of $0.10 per share.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling security holders as to any plan of distribution.

There is no public market for our securities. We intend for our stock to be quoted on the OTC Bulletin Board. We plan to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board; however, there can be no assurance that NASD will approve the inclusion of our common stock. Although we have not engaged a market maker to apply for the quotation of our securities on the OTC Bulletin Board, we anticipate doing so upon registration of our securities in this prospectus. We believe it may take up to 12 months prior to receiving our quotation after submittal, if it is approved at all. Quotation of our common stock on the OTC Bulletin Board may provide for liquidity in our common stock, however there is no assurance of such liquidity.

Distributions of the shares by the selling security holders may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
•	exchange distributions and/or secondary distributions;
•	sales in the over-the-counter market;
•	underwritten transactions;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

Such transactions may be effected by the selling security holders at market prices prevailing at the time of sale or at negotiated prices. The selling security holders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling security holders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling security holders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling security holders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the common stock under this prospectus, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

The selling security holders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling security holders will sell any or all of the shares offered under this prospectus.

DETERMINATION OF OFFERING PRICE

We have determined the offering price to be $0.15. The offering price was determined by taking the product of multiplying our last private placement sale of $.010 times 1.5.

In an effort to determine a price at which the selling security holders would sell their shares prior to the shares being quoted on the OTC Bulletin Board, we poled the selling security holders. These selling security holders provided us with an average price of 1.5 times the last private placement price, which price was ten cents per share.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Information as to our current director and executive officer is as follows:

Name	Age	Title
Matt Lettau	39	President, Secretary/Treasurer, Director

Duties, Responsibilities and Experience

Matt Lettau. Mr. Lettau has been the President, Secretary/Treasurer, Director since founding IAG in January 2004. From 1991 to January 2004, Mr. Lettau was employed by The Bob Rohrman Group as Manager working on developing service and sales. The Bob Rohrman Group is a privately owned automotive group with 26 automotive dealerships. Mr. Lettau’s duties included Service and Parts director at Fort Wayne Acura, Subaru and General Services Manager at Fort Wayne Nissan, Infiniti, and Kia. In addition Mr. Lettau was in charge of the Parts and Service at the Groups Nissan dealership.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Audit Committee and Financial Expert

We do not have an Audit Committee, our director performs some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls. The Company does not currently have a written audit committee charter or similar document.

We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(2)	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;
(3)	Compliance with applicable governmental laws, rules and regulations;
(4)	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
(5)	Accountability for adherence to the code.

We have not adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Our decision to not adopt such a code of ethics results from our having only one officer and director operating as the management for the Company. We believe that as a result of the limited interaction which occurs having such a small management structure for the Company eliminates the current need for such a code, in that violations of such a code would be reported to the party generating the violation.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our board of director, performs some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we are a development stage company with limited operations and resources.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on December 31, 2004, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.

The percentage of beneficial ownership for the following table is based on 69,963,630 shares of common stock outstanding as of December 31, 2004.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after December 31, 2004 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management

Name of Beneficial Owner (1)	Number Of Shares	Percent Before Offering (2)	Percent After Offering (2)
Matt Lettau, sole officer & director	41,270,000	59%	59%
All Directors, Officers and Principle Stockholders as a Group	41,270,000	59%	59%

(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Company.

(2)	Figures are rounded to the nearest percent.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 69,963,630 shares were outstanding as of December 31, 2004. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of IAG, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Transfer Agent

The transfer agent for the common stock will be Madison Stock Transfer, 1688 E. 6th St., Floor 1, Room 7, Brooklyn, New York, 11229.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of IAG as of December 31, 2004 are included in this prospectus and have been audited by Jaspers + Hall, PC , an independent auditor, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

Neither of Jaspers + Hall, PC nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in IAG or have been a promoter, underwriter, voting trustee, director, officer, or employee, of IAG other than the 1,373,630 shares issued to the Stoecklein Law Group as compensation for its services.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of IAG will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in the articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•	for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting IAG. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in IAG in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Internet Acquisition Group, Inc. (“IAG”) is a development stage company incorporated in the State of California in January of 2004. The original concept of the company was to acquire existing internet based businesses (hence the word “Acquisition” in the company name) and achieve economies of scale and develop cross-marketing opportunities between these businesses.

On April 28, 2004 IAG entered into an Agreement and Plan of Merger (the “Merger”) with Your Domain.com wherein, if certain conditions were met, (i) the outstanding shares of IAG’s. common stock was to be converted into 69,993,630 shares of Your Domain, causing a change in control of Your Domain. The Merger was conditional upon the approval of the stockholders of IAG and other normal conditions of a transaction of this type. Additionally, the Merger was conditional upon obtaining a Permit authorizing the sale and issuance of securities pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended. The securities, when issued, were anticipated to be exempted from Section 5 registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), under an exemption provided by Section 3(a)(10) of the Securities Act.

On July 20, 2004 the Department of Corporations for the State of California declined to conduct the fairness hearing. Therefore, both IAG and Your Domain terminated the Merger. The decline was pursuant to a policy shift of the Department of Corporations in conducting a fairness hearing wherein one of the parties was a “blank check.”

Following this failed merger attempt, the business strategy evolved into one in which internet based businesses will be developed from the ground up. With the minimal barriers to entry for internet based businesses, IAG has determined that it is more cost-effective, at this time, to develop said business rather than to seek to acquire existing businesses. While IAG cannot rule out the possibility of a future merger or acquisition with the approval of shareholders, IAG’s business plan is not to engage in a merger or acquisition with an unidentified company or companies.

General

IAG is in the business of marketing, selling and distributing products through a number of our internet based stores. Through our websites we offer a convenient, shopping interface that features product information. Our internet or electronic commerce websites include clickable links between all of our Internet specialty stores and are designed to enhance the customer’s online shopping experience 24 hours a day, seven days a week.

We use a “virtual operating model” that includes outsourcing the majority of our operating infrastructure to national distribution and fulfillment partners with established expertise. In other words, we rely on distributors to fulfill a number of the traditional retail functions for our internet stores, including maintaining inventory, processing orders, and shipping merchandise. This helps to minimize the initial start-up costs and ongoing operating costs of our internet stores.

This allows us maximum flexibility for the operations of business by defining a business model that uses outsourcing and partnerships to both free our corporate resources and maintains a higher degree of efficiency than would normally be possible were we handling such tasks as inventory and shipping in house. This operating model allows us to add new product categories easily and rapidly, and eliminates significant capital investments and the costs and risks of carrying inventory. We intend to expand our product offerings by establishing strategic relationships with additional partners. We do not own any of the products or inventory featured on our websites.

We have established an initial working relationship with Dynamic Storefront based in Santa Ana, California, which provides us with an ordering system that integrates their product warehouse with a customizable front end ordering application. As a result of this partnership, we have developed three retail type internet stores that recently became operational.

As a result of our relationship with Dynamic Storefront, we do not carry inventory, as the inventory, which is owned or controlled by Dynamic Storefront, does not leave their warehouse until our order is processed. Dynamic Storefront is set up to drop ship the product directly to our client, thus avoiding the costs associated with our maintaining an inventory or incurring storage costs.

The three different internet stores for marketing, selling and distributing products include: (i) an electronics store (www.electronic-superstores.com); a DVD/VHS movie store (www.millennium-superstore.com); and a specialty giftshop store (www.virtualgiftshops.com). Each website has been developed with a different Internet consumer in mind. That is, the stores are more of a specialty retail rather than general retail type. By maintaining separate websites for each product category, the customer can more easily find the items for which they are shopping adding convenience and simplicity to the shopping experience. Each website features a clickable link that takes the consumer directly to our sister stores should they be interested in the other specialty items.

The electronic-superstores website has been developed for the individual shopping for specific electronic items; the millennium-superstore website has been developed for the individual shopping for either DVDs or VHS movies; and the virtualgiftshops has been developed for the individual shopping of small gift items. More details about our online stores can be found below in the section titled “Our Online Stores”.

Traffic to our websites has been limited in that we have not implemented any advertising program, nor do we intend any significant advertising program until: (i) we have sufficient capital to sustain such a program; and (ii) have completed the development of a significant marketing and advertising plan. As of July 2005, we have had 313 visitors and an average of 26 visits per month to our websites. We have recently begun accepting orders from our websites and are in the process of fulfilling our initial sales. Customer support is currently available through electronic mail (e-mail) address listed on our websites.

To date, our focus has been on developing our websites, pursuing and developing partnerships with our fulfillment partner, and ensuring that the internet stores are fully functional prior to undertaking marketing efforts. While our business is heavily dependent on name recognition, which can only be obtained through advertising, we did not want to increase the level of activity until we were certain that all of our systems and relationships were functioning properly. We feel like we are now at that stage and have recently made our products available for sale on our three specialty websites through the traditional shopping cart / checkout process of most online stores. Purchases can be made using credit cards or electronic checks.

Industry Background

Growth of the Internet and E-Commerce

The Internet has rapidly emerged as a significant interactive medium for worldwide communication, instant access to information and e-commerce. We believe this rapid growth is primarily attributable to the increasing number of personal computers in homes and offices, technological advancements that provide easier, faster and cheaper access to the Internet and the proliferation of products, content and services available on the Internet at competitive prices.

We believe increasing numbers of customers will engage in e-commerce as online retailers take advantage of the technological improvements associated with the Internet that allow the integration of one-click buying, intelligent product recommendations and near real-time customer service.

Limitations of Traditional and Catalog Retailers

The emergence of the Internet as an alternative shopping channel has highlighted the limitations associated with shopping at traditional and catalog retailers. Traditional retailers face inherent structural limitations that may inhibit their ability to capitalize on the growing worldwide market for their goods and services. The space available in a traditional retail store limits merchandising flexibility and limits the number of products that a traditional retailer can offer at any given time. Traditional retailers must make significant investments in inventory that may quickly become obsolete. These retailers also face challenges in hiring, training and maintaining knowledgeable sales staff and preventing losses due to theft by customers and employees. Personnel costs typically limit operating hours, reducing customer convenience. Furthermore, traditional retailers generally have difficulties gathering customer demographics and preferences, and their potential customer base is typically limited to those who live within a reasonable geographic distance from the retail locations.

While catalog retailers provide customers with the convenience of shopping from anywhere at anytime, the amount of products information they can provide is limited due to catalog mailing, printing and other related expenses. Since catalogs must be printed and mailed far in advance of sales, catalog retailers cannot readily change their product offerings or prices to adapt to an evolving market. Furthermore, the catalog shopping experience is, in general, neither interactive nor personalized, yet requires extensive personnel support to take and process orders.

The Online Retail Opportunity

In contrast to traditional retail channels, the Internet provides online retailers with the opportunity to offer a broad and evolving selection of merchandise to customers worldwide, while enabling customers to shop at their convenience without leaving their homes or offices. The Internet provides essentially unlimited shelf space without significant capital investments, allowing online retailers to build large global customer bases at an unprecedented pace and to potentially achieve superior economic returns over the long-term. The flexible structure of the Internet also enables online retailers to update product descriptions quickly and make new products immediately available for sale without incurring significant expenses. In addition, online retailers can easily obtain demographic and behavioral data about customers, increasing opportunities for targeted marketing.

The Online Advertising and Merchandising Opportunity

The significant increase in online shopping has coincided with technological advances that provide advertisers with cost-effective means of targeting specific customer groups, interacting with and receiving feedback from customers and measuring effectiveness of the specific advertising campaigns. Online advertising also provides advertisers a unique opportunity to use a variety of advertisements and provide substantial product information. Because these methods generally are not economically available in traditional media, the Internet has rapidly emerged as a compelling vehicle for advertisers as websites have begun to aggregate a large number of visitors with attractive demographics.

Challenges Faced by Online Retailers

The Internet addresses many of the limitations faced by traditional and catalog retailers by providing unlimited shelf space, worldwide geographic reach for potential customers, customer convenience, significant flexibility with regard to vendor promotion and cross-merchandising opportunities, and on a comparable basis, extremely low costs. However, online retailing is new and evolving and presents a number of challenges, including:

•

Limited Brand Awareness and Customer Loyalty. Online retailers must build their brand recognition to attract potential new customers, to develop customer trust and loyalty in the absence of face-to-face interaction and to maintain high levels of customer traffic to their websites. Creating a strong brand, however, can be difficult and expensive, and many online retailers have had limited success developing their brand name.

•

Significant Price Competition. Online pricing engines enable customers to easily determine the lowest price for a particular product. Because online shoppers can quickly access pricing information with little effort, online retailers must be able to offer competitive prices to continue to draw traffic to their websites.

•

Limited Product Offerings and Customer Convenience. Many online retailers focus on a single product category, which may frustrate customers who must visit a variety of online stores and pay multiple shipping fees to accommodate all of their online shopping needs. Among those online retailers who provide multiple product offerings, many have sites that are difficult to navigate, do not use sophisticated search capabilities and do not allow customers to purchase products using a single check-out process.

•

Inability to Scale Operations and Infrastructure. Many online retailers choose to handle most aspects of the online retail channel internally, including maintaining a large inventory of products, shipping and processing orders, and providing customer service. This requires significant time, capital investment and operating overhead that constrain the online retailers’ ability to increase sales or expand into new product categories. Unexpected increases in sales can also strain the retailer’s infrastructure, resulting in delayed or improper shipments, slow response time and dissatisfied customers.

•

Limited Content and Customer Service. Due to the increasing number of websites, online retailers must provide compelling content and other attractive features to differentiate their sites. Many first time online shoppers may experience concern over the absence of the face-to-face communication associated with e-commerce transactions. We believe a successful online retailer must provide immediate customer support, timely shipments, frequent status updates and knowledgeable advice.

Competition among online retailers has increased as a result of the attractive commercial medium provided by the Internet and the relatively low barriers to enter this market. Therefore, we believe the success of online retailers will depend on their ability to develop brand awareness, offer competitive prices on a broad selection of products, and provide compelling content and superior customer service.

The IAG Solution

IAG owns several multi-category Internet websites offering a broad selection of products to consumers and small businesses. Through word of mouth and traditional media advertising, we believe we can establish widely recognized e-commerce brands. Our websites are intended to provide an enjoyable shopping experience with a large product offering and product information, backed by our commitment to customer service. Our key operating advantages are anticipated to include the following:

•

Multi-Category Internet Superstores. We plan to operate specialty stores that feature a broad range of products. Our websites will allow customers to locate products, and our sites are intended to facilitate easy navigation among our stores. We believe the broad product offerings at our Internet websites, may enable customers to save time by addressing many of their shopping needs at each site. We believe this one-stop shopping convenience also encourages repeat purchases from our websites.

•

Virtual Model. We intend to use a virtual operating model that includes outsourcing the majority of our operating infrastructure to distribution and fulfillment companies. In other words, we rely on distributors to fulfill a number of the traditional retail functions for our internet stores, including maintaining inventory, processing orders, and shipping merchandise. This operating model will allow us to scale quickly within existing product lines and to add new product categories easily and rapidly without significant capital investments or the costs or risks of carrying inventory. By aligning with distributors in each of our product categories, we will have access to their significant inventories and distribution capabilities.

•

Low Operating Costs. We intend to minimize our infrastructure and operating expenses by taking advantage of the cost efficiencies achieved by our distribution and fulfillment partners. By keeping our costs low, we will be able to focus our efforts and resources on developing our brands and enhancing our customers’ overall shopping experience. We believe our low operating overhead will enable us to offer most products at prices below those of other leading online competitors, while still making a profit.

We also believe our operating model will provide us with significant competitive advantages and offer a compelling value proposition to both customers and advertisers that will enable us to apply our business model to a broad range of products and services.

Strategy

Our objective is to develop an e-commerce destination offering a broad selection of brand name products to consumers and small businesses. To achieve this objective, the key elements of our strategy include the following:

•

We intend to increase customer loyalty and brand recognition by offering multiple comprehensive product lines through our websites. In addition we plan to promote our websites through a variety of marketing and promotional campaigns, as well as strategically placed online advertisements and promotional campaigns.

•

We intend to expand our product offerings to include popular product categories on the Internet, encouraging one-stop shopping for multiple products and repeat purchases. We also plan to continue to pursue and expand relationships with distributors to establish joint ventures and partnering relationships with manufacturers and service providers, and to enter into referral arrangements with other e-commerce companies.

•

The anticipated cost efficiencies and economies of scale of our distribution and fulfillment partners is anticipated to enable us to operate with low operating expenses. As we add additional products and services, we believe we will be able to capture even greater efficiencies while improving gross margins on existing products. We will continue to modify our pricing strategy to maintain a group of aggressively low priced, high volume items, as well as promoting associated higher margin products and emphasizing advertising revenues. Because our business model enables the addition of higher margin products and services without significant capital investment in distribution infrastructure and inventory, we should be able to achieve higher returns on invested capital.

Our Online Stores

IAG currently has three online stores that are fully functional websites with the ability to place orders through a secure shopping cart/checkout process. We have designed our websites based upon product lines that have market potential, that are well suited for e-commerce, and that are in industries that allow us to partner with a distributor.

The electronics store website has been developed for the individual shopping for specific electronic items. This includes such items as audio electronics (radios, cd players, speakers, etc.) cameras and camcorders, computer accessories, fax machines, global positioning systems, home theatre systems, mp3 players, phones, radar detectors, televisions, and VCRs.

The DVD/VHS store website has been developed for the individual shopping for either DVDs or VHS movies. This currently includes 20 categories including Action (i.e., 2 Fast 2 Furious), Classics (i.e., Casablanca), Drama (i.e., The Hunt for Red October), Family (i.e., Finding Nemo, The Lion King), Horror (Ring, The Shining), Sci-Fi (i.e., several Star Trek movies, Lord of the Rings: The Two Towers), and Television shows (CSI, I Love Lucy).

The giftshop store website has been developed for the individual shopping of small gift items. Items available at this website include a wide variety of figurines, bird feeders and bird houses, candles, dolls, knives, and wind chimes, among other items.

We plan to expand our product offerings within existing product categories and to add new product categories from time to time, to increase the overall shopping convenience for our customers.

OUR STRATEGY

Our objective is to be an e-commerce provider of e-commerce related products and services.

Our target market initially consist of individuals who are computer literate and are existing buyers of e-commerce marketed products. These are individuals who have an existing knowledge and propensity to make consumer product acquisitions over the Internet.

The key elements of our strategy are:

Increase the Number of Online Customers. Our goal is to initially create the online use, of our websites, and to encourage customers to place orders directly through our websites. To achieve this goal, we intend to:

•	promote our websites through web portals and online networks; and
•	promote our websites in other advertising mediums.

Enhance Our Customer Relationships. We intend to enhance our relationships with our customers, encouraging more frequent and more extensive use of our websites, by introducing enhanced product-related content and interactive viewing of the websites.

Competition

The e-commerce market is new, rapidly evolving and intensely competitive, in addition, there are few barriers to entry. We expect that competition will further intensify in the future. New technologies and the expansion of existing technologies may also increase competitive pressures. We will compete with a variety of online vendors who specialize in computer hardware and software products, as well as those who sell books, music, videos, DVDs and other entertainment products. Moreover, all of the products we sell in our online stores are available through traditional and catalog retailers. Consequently, we must compete with companies in the e-commerce market as well as the traditional retail industry. We believe that the primary competitive factors in online retailing include brand recognition, price, product selection, customer service, value-added services and ease of use.

We also expect to experience significant competitive pressure if any of our distribution partners were to initiate their own retail operations. Since our distributors have access to merchandise at very low costs, they could sell products at lower prices than us and maintain a higher gross margin on their product sales than we are able to achieve. If this were to occur, our current and potential customers may decide to purchase directly from these distributors, which could reduce our market share.

Government Regulation

All of our services are subject to federal and state consumer protection laws including laws protecting the privacy of consumer non-public information and regulations prohibiting unfair and deceptive trade practices. In particular, under federal and state financial privacy laws and regulations, we must provide notice to consumers of our policies on sharing non-public information with third parties, must provide advance notice of any changes to our policies and, with limited exceptions, must give consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies. These consumer protection laws could result in substantial compliance costs and could interfere with the conduct of our business.

Moreover, in many states, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. These issues may take years to resolve. For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes on our business. These taxes could have an adverse effect on our cash flows and results of operations. Furthermore, there is a possibility that we may be subject to significant fines or other payments for any past failures to comply with these requirements.

Employees

We are a development stage company and currently have only one part-time employee, Matt Lettau, who is also our sole officer and director. We look to Mr. Lettau for his entrepreneurial skills and talents. For a discussion of Mr. Lettau’s experience, please see “Directors and Executive Officers.” Initially Mr. Lettau will handle all of our operations. We plan to use consultants, attorneys and accountants as necessary and do not plan to engage any full-time employees in the near future. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. We may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees. A portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock. Mr. Lettau has assisted us in our website design and functions, in addition to maintenance, and troubleshooting. Currently, we are able to generate sales through our websites. In order to substantially impact our revenues we will require additional personnel. These personnel will be added to our management when funds are available. We anticipate such availability to be after 12 months.

AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

Overview

Information we provide in this Prospectus or statements made by our directors, officers or employees may constitute “forward-looking” statements and may be subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors, which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate. Risks and uncertainties inherent in forward-looking statements include, but are not limited to:

•	fluctuations in our operating results;
•	announcements of technological innovations or new products which we or our competitors make;
•	developments with respect to patents or proprietary rights;
•	changes in domestic or international conditions beyond our control that may disrupt our or our customers’ or distributors’ ability to meet contractual obligations;

•	our ability to obtain additional financing, as necessary, to fund both our long- and short-term business plans;
•	fluctuations in market demand for and supply of our products;

The forward-looking information set forth in this Prospectus is as of September 30, 2005, and we undertake no duty to update this information. Should events occur subsequent to September 30, 2005 that make it necessary to update the forward-looking information contained in this Prospectus, the updated forward-looking information will be filed as an amendment to this registration statement, which will be available at the SEC’s website at www.sec.gov. More information about potential factors that could affect our business and financial results is included in the section entitled “Risk Factors” beginning on page 3 of this prospectus.

OVERVIEW AND OUTLOOK

Internet Acquisition Group, Inc. is a development stage company incorporated in the State of California in January of 2004. We were formed to engage in the business of marketing, selling and distributing products through a number of our websites.

Plan of Operation

The original plan of operation was to acquire existing internet based businesses and achieve economies of scale and develop cross-marketing opportunities between these businesses. The business plan was revised to focus on developing internet based businesses following a failed merger. With the minimal barriers to entry for internet based businesses, IAG determined that it was more cost-effective to develop its business rather than to seek to acquire existing businesses. While IAG cannot rule out the possibility of a future merger or acquisition, with the approval of shareholders, IAG’s business plan is not to engage in a merger or acquisition with an unidentified company or companies. We will not be engaging in a reverse acquisition with an operating company for the next twelve months.

Since inception, we have not been engaged in any significant operations nor have we had any significant revenues, as we are in the development stage. Our only recent activities include organization of the Company, the development of several websites, and research over the Internet to determine methods of acquiring market share presence without significant start up expenses.

Goals and Objectives:

As a result of our being a development stage company with minimal amounts of equity capital initially available, our business plan set our goals in three stages: (1) begin basic operations based upon the availability of initial funding of less than $100,000; (2) grow our business through marketing and advertising based upon additional funding of $200,000; and (3) full scale operations with full-time staff and additional advertising based upon additional equity and/or debt financing in the approximate sum of $500,000 to $1,000,000. The first goal, listed as Stage I below, is being accomplished through a private placement that raised the Company’s start up capital in an amount of $81,020. Financing for Stage II and III will be pursued in the future upon the successful completion of Stage I.

Stage I: Development of basic business operations.

•	To set up our corporate structure (file for incorporation) set up corporate governance.
•	To retain counsel and an auditor to assist in preparation of documents providing for the raising of $50,000 - $100,000 to complete Stage I of our Plan of Operations.
•	To establish operational websites.
•

To establish an initial product wholesaler to handle all inventory for us and to drop ship the product directly to the client for us, allowing the flexibility of a larger product warehouse and inventory without any administrative costs or issues associated with keeping inventory.

•	To file a registration statement to register the initial shares sold in our private placement.
•	To obtain a market in our stock on the OTC:BB.
•	To begin initial operations of our Internet stores.

Stage II: Grow our business through marketing and advertising based upon raising approximately $200,000 in additional debt or equity financing.

•

To enhance the website – to maximize the number of hits (the number of times individuals and or entities utilize the website). Our website visibility is very critical for our Plan of Operation. Dynamic Storefront is assisting us in promoting our site by listing it in other search engine directories that are intended to drop our website name into the laps of countless web surfers.

•	To develop a comprehensive marketing plan for our Internet stores.
•	To promote the website through both traditional and Internet advertising, such as Internet Banner Ads focused on strategic locations oriented to websites where products as proposed by us will be sold.

In the event we do not receive the funds from future offerings, then we will be in a position to continue with the operations of IAG, however no significant business will be accomplished until other equity or debt is raised, or in the unlikely event that our online stores, as currently operational, generates sufficient revenues to incur additional advertising expenses, thus enabling us to obtain any significant hits on our websites, thus producing revenues.

Stage III: Full scale operations with full-time staff and additional advertising based upon our receipt of additional equity and/or debt in the approximate sum of $500,000 to $1,000,000.

•

To hire personnel, including the payment of a salary to our President, to operate the day-to -day activities of IAG. With the raising of $500,000 in Stage III, we intend to pay our President a salary of $40,000 per year. There are no accruals for past salary, and the commencement date of such salary would not occur until such time as the additional funds (in addition to our present offering) are acquired. An additional $50,000 would be allocated toward salaries, and the balance of $110,000 would be utilized for legal, accounting, advertising and general office expenses. In the event an additional $500,000 were raised (in addition to the $500,000 referenced above), we would allocate the 2nd $500,000 primarily to advertising, office space and additional staff. We anticipate that it will take us approximately 90 days after the funding referenced in this State III to expand our advertising, hire personnel, and obtain office space.

•

To set up advertising programs, both traditional and via the Internet, nationwide to achieve the maximization of our opportunities to sell our products. Our advertising campaign, in addition to the advertising slated for our Stage II, will include more advertising in a larger number of markets. To prepare for the implementation of this advertising program, we are accumulating advertising data from the various internet research publications throughout the United States. Within 90 days of our receipt of the funds referenced in this Stage III we will be prepared to commence the Stage III advertising programs.

Milestones:

IAG has achieved several significant milestones since it’s inception. It has completed nearly all the objectives listed above under Stage I. This includes:

•	We have set up our corporate structure and corporate governance, which was accomplished through the incorporation in California in January of 2004;
•	We raised $81, 020 in start-up capital from a private placement;
•	We established operational websites for three separate internet stores.
•	We established a relationship with Dynamic Storefront and their partners, which provides us with the product, warehousing and distribution directly to our customers;
•	We have filed registration statements to register the initial shares sold in our private placement; and,
•	We have began initial operations of our internet stores, with the first orders recently placed by our first customers.

The only objectives from Stage I that have no been completed is the establishment of a market for our stock on the OTC:BB, which will be pursued upon approval of our registration statement by the SEC. While the achievement of the objectives in Stage I has led to the initial startup of our three online stores, additional financing will be necessary to generate significant revenues from our operations. The financing is necessary to provide the capital necessary to undertake an extensive marketing and advertising program to develop customer awareness of our online stores.

Until an infusion of capital from our future offerings, we will not be able to complete Stage II of our Plan of Operations and the objectives set forth within. We currently have insufficient capital to commence significant operations and are dependent on the proceeds of the Stage II offering to begin such operations. Although our website is currently operational and we are starting to receive orders, our Plan of Operations is premised upon having advertising dollars available. We believe that the advertising dollars allocated in our plan of operations will assist us in generating revenues. We have suffered start up losses and have a working capital deficiency, which raises substantial concern regarding our ability to continue as a going concern. We believe that the proceeds of the State II offering will enable us to maintain our operations and working capital requirements for at least the next 12 months, without taking into account any internally generated funds from operations.

We will require additional funds to maintain and expand our operations as referenced in our Stage III. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of the shares being offered in this prospectus. At this time we have no earmarked source for these funds. Additionally, there is no guarantee that we will be able to locate additional funds. In the event we are unable to locate additional funds, we will be unable to generate revenues sufficient to operate our business as planned. For example, if we receive less than $500,000 of the minimum funds earmarked in Stage III, we would be unable to expand our advertising to levels under Stage III. Alternatively we may be required to reduce the payments of salary to our President and cover legal and accounting fees required to continue our operations. There is still no assurance that, even with the funds from the Stage III offering, we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable.

Satisfaction of our cash obligations for the next 12 months. Our plan of operation has provided for us to establish operational Internet stores as soon as practical. We have accomplished the goal through the creation of several websites. Initially we capitalized our company with $81,020 from a private placement. As of September 30, 2005, we had $54,773 of working capital remaining. Our plan of operation indicates expenditures in the following year of at least $100,000. We have based our assumptions on the fact that we will not incur additional obligations for personnel, office, etc. until such time as we either raise additional equity or debt, or generate significant revenues to support such expenditures.

Summary of any product research and development that we will perform for the term of the plan. We do not anticipate performing any significant product research and development under our plan of operation. In lieu of product research and development we anticipate maintaining control over our advertising, especially on the Internet, to assist us in determining the allocation of our limited advertising dollars.

Expected purchase or sale of plant and significant equipment. We do not anticipate the purchase or sale of any plant or significant equipment, as such items are not required by us at this time or in the next 12 months.

Significant changes in number of employees. The number of employees required to operate our business is currently one part time individual. After we have commenced generating revenues based upon the expenditures of our advertising dollars, and word of mouth advertising, and at the end of the initial 12 month period, our plan of operation anticipates our requiring additional capital to hire at least one full time person.

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. The Company’s cash position may be inadequate to pay all of the costs associated with developing our Internet stores and executing our business plan. Management intends to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Liquidity and Capital Resources

Since inception, we have financed our cash flow requirements through the issuance of common stock which has resulted in our receipt of $81,020. As we expand our activities, we may continue to experience net negative cash flows from operations, pending receipt of sales revenues. Additionally we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. As of the date of this prospectus, we do not have any arrangements or agreement to provide for future financing.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our product packaging, provide order fulfillment through the Internet, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

DESCRIPTION OF PROPERTY

Our offices are currently located at 302 Creekside Ct. E., Huntertown, Indiana 46748 the home of Mr. Lettau, our sole officer and director. Mr. Lettau does not receive any remuneration for the use of his home or time spent on behalf of us. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

As a result of our method of operations and business plan we do not require personnel other than Mr. Lettau, to conduct our business. In the future we anticipate requiring additional office space and additional personnel; however it is unknown at this time how much space or how many individuals will be required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Matt Lettau

Office services are provided without charge by our sole officer and director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein.

During January 2004, Mr. Lettau received 41,270,000 shares of common stock, at a price of $.001 per share, which were issued for services rendered by Mr. Lettau. Mr. Lettau is the sole officer, director, stockholder, and promoter of IAG.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

(1) Principal Market or Markets Where Common Stock is Traded

We intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board ; however, there can be no assurance that NASD will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

(3) This registration statement relates to a class of common equity for which there is no established public trading market.
(i)	we have no equity securities subject to outstanding options or warrants to purchase, or securities convertible into, common equity;
(ii)	of the 69,963,630 shares issued and outstanding, 41,270,000 are control shares owned by our sole officer and director, and 28,693,630 shares may be sold pursuant to Rule 144;
(iii)	of the 28,693,630 shares which may be sold pursuant to Rule 144, all such shares are being registered herein.

(b) Holders of Common Stock

As of December 31, 2004 there were 50 stockholders of our common stock.

(c) Dividends

The Board of Directors has not declared any dividends due to the following reasons:

1.	The Company has not yet adopted a policy regarding payment of dividends;
2.	The Company does not have any money to pay dividends at this time;
3.	The declaration of a cash dividend would result in an impairment of future working capital; and
4.	The Board of Directors will not approve the issuance of a stock dividend.

(d) Securities Authorized for Issuance under Equity Compensation Plans

We currently do not maintain a stock option plan to which incentive stock options to purchase shares of common stock may be granted to employees, directors and consultants.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our sole executive officer, Matt Lettau.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options

Matt Lettau, President, Secretary Treasurer	2004	$-0-	-0-	-0-	41,270,000 (1)	-0-

(1) The 41,270,000 shares of Restricted Common Stock were issued to Matt Lettau at $0.001 per share in exchange for services rendered.

Future Compensation

Mr. Lettau has agreed to provide services to us without compensation, as a result of the stock position Mr. Lettau holds in IAG.

Compensation Committee

We currently do not have a compensation committee of the board of directors. However, the board of directors intends to establish a compensation committee, which is expected to consist of three inside directors and two independent members. Until a formal committee is established our entire board of directors will review all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation and loans.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 27, 2005 Beckstead and Watts, LLP was dismissed. The Registrant appointed Jaspers + Hall, PC, as the Registrant’s independent accountants for the year ending December 31, 2004, and the review of the balance sheet as of September 30, 2005 and the related statements of operations for the three-months and nine months ended September 30, 2005. This is a change in accountants recommended by the Registrant’s Executive Management and approved by the Registrant’s Board of Directors. During the most recent fiscal year and during the portion of 2005 preceding the Board’s decision, neither the Company, nor anyone engaged on its behalf, has consulted with Jaspers + Hall, PC regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). As the principal accountant, Jaspers + Hall, PC expressed no reliance on any reports generated by the prior accountants.

Beckstead and Watts, LLP audited the financial statements of the Registrant for the period January 16, 2004 (inception) through April 30, 2004. Their report did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that Beckstead and Watts, LLP’s report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. From February of 2004 (date of engagement) through April 27, 2005 there were no disagreements between the Registrant and Beckstead and Watts, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Beckstead and Watts, LLP would have caused them to make a reference to the subject matter of the disagreement in connection with their audit report.

The change in accountants does not result from any dissatisfaction with the quality of professional services rendered by Beckstead and Watts, LLP, as the independent accountants of the Registrant.

(The Balance of This Page Intentionally Left Blank)

FINANCIAL STATEMENTS

INTERNET ACQUISITION GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

JANUARY 16, 2004 (INCEPTION) TO DECEMBER 31, 2004 (Audited)

NOTES TO FINANCIAL STATEMENTS	F-6-F-11

THE PERIOD ENDED SEPTEMBER 30, 2005 (Unudited)

(The Balance of This Page Intentionally Left Blank)

JASPERS + HALL, PC

CERTIFIED PUBLIC ACCOUNTANTS

9175 Kenyon Avenue, Suite 100

Denver, CO 80237

303-796-0099

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Internet Acquisition Group, Inc.

We have audited the accompanying balance sheets of Internet Acquisition Group, Inc. (A Development Stage Company) as of December 31, 2004 and the related statements of operations, cash flows, and stockholders’ equity for the period January 16, 2004 (date of inception) to December 31, 2004 then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standardsof the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Acquisition Group, Inc. at December 31, 2004, and the results of its operations and its cash flows for the period January 16, 2004 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, conditions exists which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Jaspers + Hall, PC

Denver, Colorado

July 11, 2005

Internet Acquisition Group, Inc.

(A Development Stage Company)

Balance Sheet

December 31, 2004

ASSETS:

Current Assets:
Cash	$61,208
Total Current Assets	61,208

TOTAL ASSETS	$61,208

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued expenses	$3,500
Total Current Liabilities	3,500

Stockholders’ Equity:
Common Stock, $0.001 par value, 100,000,000 shares
authorized, 69,963,360 shares issued and outstanding	69,964
Additional paid-in capital	57,100
Accumulated Deficit	(69,356)
Total Stockholders’ Equity	57,708

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$61,208

The accompanying notes are an integral part of these financial statements.

Internet Acquisition Group, Inc.

(A Development Stage Company)

Statement of Operations

For the Period January 16, 2004 (Inception) to December 31, 2004

Period January 16, 2004 (inception) to December 31, 2004

Revenue	$—

Expenses
General and administrative expenses	69,356
Total Expenses	69,356

Net (Loss)	$(69,356)

Weighted average number of common
shares outstanding - basic and fully diluted	67,970,294

Net loss per share - basic and fully diluted	*

*- less than $.001 loss per share

The accompanying notes are an integral part of these financial statements.

Internet Acquisition Group, Inc.

(A Development Stage Company)

Statement of Stockholders’ Equity

For the Period January 16, 2004 (Inception) to December 31, 2004

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Totals

Balance - January 16, 2004	—	$—	$—	$—	$—

Shares issued to founder for services	41,270,000	41,270	—	—	41,270
Shares issued for services	3,400,000	3,400	—	—	3,400
Shares issued for services	1,373,630	1,374	—	—	1,374
Shares issued for cash	23,920,000	23,920	57,100	—	81,020
Net loss	—	—	—	(69,356)	(69,356)
Balance - December 31, 2004	69,963,630	$69,964	$57,100	$(69,356)	$57,708

The accompanying notes are an integral part of these financial statements.

Internet Acquisition Group, Inc.

(A Development Stage Company)

Statement of Cash Flows

For the Period January 16, 2004 (Inception) to December 31, 2004

Period January 16, 2004 (Inception) to December 31, 2004
Cash Flows From Operating Activities:
Net (Loss)	$(69,356)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock issued for services	46,044
Changes in assets and liabilities:
Increase in accounts payable	3,500
Net Cash Used in Operating Activities	(19,812)

Cash Flow From Financing Activities:
Issuance of common stock	81,020
Net Cash Provided By Financing Activities	81,020

Increase (Decrease) in Cash	61,208

Cash and Cash Equivalents - Beginning of period	—

Cash and Cash Equivalents - End of period	$61,208

Supplemental Cash Flow Information:
Interest paid	$—
Taxes paid	$—

The accompanying notes are an integral part of these financial statements.

INTERNET ACQUISITION GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE 1 – GENERAL

Organization

The Company was organized January 16, 2004 under the laws of the State of California, as Internet Acquisition Group, Inc. The Company began activities to engage in the business of marketing, selling, and distributing products through a number of company and non-company owned web-sites.

The Company has not commenced significant operations and, in accordance with SFAS #7, the Company is considered a development stage company.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its product line, setting up its e-commerce website, and incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from January 16, 2004 (inception) through the period ended December 31, 2004 of $69,356. In addition, the Company’s development activities since inception have been financially sustained through equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE COMPANY

The Company has not earned significant revenue from planned principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

INTERNET ACQUISITION GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may have exceeded FDIC insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

INCOME TAXES

Income taxes are provided for based on the asset and liability method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) no. 109, “Accounting for Income Taxes”. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount and assets and liabilities and their tax basis.

ADVERTISING COSTS

Advertising costs are expensed as incurred and included in selling, general and administrative expenses.

REVENUE RECOGNITION

EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” defines specific indicators by which we evaluate our treatment and recognition of revenue. Pursuant to EIFT 99-19 indicators, we record net revenue for all online sales.

We maintain working relationships with suppliers who direct ship to all customers ordering products via our website. Each supplier receives payment directly from the customer. At the time of each sale, we recognize a predefined portion of each sale as revenue.

INTERNET ACQUISITION GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company acknowledges its intention to include expanded disclosure pertaining to its revenue recognition policies as well as additional discussion on the financial condition of the Company in all future filings made with the Commission in the Management’s Discussion and Analysis as well as Critical Accounting Policies, section of each relevant filing.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

LONG-LIVED ASSETS

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires all property, plant and equipment, and purchased intangibles subject to amortization be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability by comparing the carrying amount of an asset to its estimated undiscounted future cash flows as expected to result from its use and eventual disposition. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying value of the asset exceeds its fair value.

Assets to be disposed of are separately presented on the balance sheet and reported at the lower of their carrying amount of the fair value less costs to sell, and are no longer depreciated.

LOSS PER SHARE

SFAS No. 128, “Earnings Per Share” requires presentation of basic loss per share and diluted loss per share. The computation of basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding and all shares held in treasury during the period. The computation of diluted loss per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

COMPREHENSIVE INCOME

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2004, the Company has no items that represent comprehensive income; therefore, has not included a schedule of comprehensive income in the financial statements.

INTERNET ACQUISITION GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SEGMENT DISCLOSURE

SFAS No 131, “Disclosure about Segments of an Enterprise and Related Information’ changes the way public companies report information about segments, SFAS No. 131, which is based on the selected segment products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The Company has adopted SFAS No. 131 and has determined it has only one reportable segment as of December 31, 2004.

NOTE 3 - INCOME TAXES

There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

Deferred tax assets:
Net operating loss carryforwards	$69,356
Valuation allowance for deferred tax assets	(69,356)
Net deferred tax assets	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2004, the Company had net operating loss carryforwards of approximately $69,356 for federal income tax purposes. Utilization of the net operating loss may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.

NOTE 4 – FINANCIAL ACCOUNTING DEVELOPMENTS

Recently Issued Accounting Pronouncements

In February 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150”). The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The Company has not issued any financial instruments with such characteristics.

INTERNET ACQUISITION GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE 4 – FINANCIAL ACCOUNTING DEVELOPMENTS (Continued)

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN No. 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No. 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Companies are required to apply FIN No. 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interest in VIEs created before January 1, 2004, the Interpretation is applied beginning January 1, 2005. For any Vies that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The Company does not have any interest in any VIE.

In November 2004, the FASB issued SFAS No 151, Inventory Costs, an amendment of ARB No. 43, Chapter. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling cost, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of SFGAS No. 151 is not expected to have a material impact on the Company’s financial position and results of operations.

In December 2004, the FASB issued SFAS No.153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.

INTERNET ACQUISITION GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE 4 – FINANCIAL ACCOUNTING DEVELOPMENTS (Continued)

This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Company’s financial position and results of operations.

NOTE 5 –CAPITAL STOCK TRANSACTIONS

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock.

During January 2004, the Company issued 41,270,000 shares of common stock at $0.001 per share to its founder in exchange for services valued at $41,270.

During January 2004, the Company issued 3,400,000 shares of common stock at $0.001 per share for consulting service valued at $3,400.

During January 2004, the Company issued 1,373,630 shares of common stock at $0.001 per share for legal services valued at $1,374.

From February to March, 2004, the Company completed a private placement that was offered without registration under the Securities Act of 1933, as amended (The” Act”), in reliance upon the exemption from registration afforded by sections 4(2) and 3(b) of the Securities Act and Regulation D promulgated there-under. The Company sold 23,920,000 shares of its common stock for a total amount raised of $81,020.

JASPERS + HALL, PC

CERTIFIED pUBLIC aCCOUNTANTS

9175 Kenyon Avenue, Suite 100

Denver, CO 80237

303-796-0099

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Internet Acquisition Group, Inc.

We have reviewed the accompanying balance sheet of Internet Acquisition Group, Inc. as of September 30, 2005 and the related statements of operations for the three-months and nine-months ended September 30, 2005 and cash flows for the nine-months ended September 30, 2005 These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet as of December 31, 2004, and the related statements of operations, stockholders' equity and cash flows for the period January 16, 2004 to December 31, 2004 then ended (not presented herein). In our report dated July 11, 2005, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of September 30, 2005 is fairly stated in all material respects in relation to the balance sheet from which it has been derived.

/s/ Jaspers + Hall, PC

Jaspers + Hall, PC

Denver, Colorado

November 10, 2005

Internet Acquisition Group, Inc.

(A Development Stage Company)

Balance Sheets

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS:

Current Assets:
Cash	$54,773	$61,208
Total Current Assets	54,773	61,208

TOTAL ASSETS	$54,773	$61,208

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts Payable and accrued expenses	$—	$3,500
Total Current Liabilities	—	3,500

Stockholders’ Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 69,963,360 shares issued and outstanding	69,964	69,964
Additional paid-in capital	57,100	57,100
Deficit accumulated during the development stage	(72,291)	(69,356)

Total Stockholders’ Equity	54,773	57,708

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,773	$61,208

See accountants’ review report and accompanying notes to the financial statements.

Internet Acquisition Group, Inc.

(A Development Stage Company)

Statement of Operations

(Unaudited)

	Three Months Ended September 30,				Nine monthsEnded September 30,				January 16, 2004 (Inception) to September 30,
		2005		2004		2005		2004	2005

INCOME:
Revenue		$—		$—		$—		$—	$—

OPERATING EXPENSES:

General and Administrative Expenses		155		3,018		2,935		64,816	72,136
Total Operating Expenses		155		3,018		2,935		64,816	72,136

Net Loss from Operations		$(155)		$(3,018)		$(2,935)		$(64,816)	$(72,136)

Weighted average number of
shares outstanding		69,963,630		67,292,185		69,963,630		67,292,185

Net Loss Per Share	$	(*)	$	(*)	$	(*)	$	(*)

* Less than $0.01 per share

See accountants’ review report and accompanying notes to the financial statements.

Internet Acquisition Group, Inc.

(A Development Stage Company)

Statement of Cash Flows

(Unaudited)

	Nine monthsEnded September 30,		January 16, 2004 (Inception) to September 30,
	2005	2004	2005

Cash Flows From Operating Activities:
Net (Loss)	$ (2,935)	$ (64,816)	$ (72,291)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock issued for services	-	46,044	46,044
Changes in assets and liabilities:
Decrease in Accounts Payables	(3,500)	-	-
	(3,500)	-	-
Net Cash Used in Operating Activities	(6,435)	(18,772)	(26,247)

Cash Flow From Financing Activities:
Issuance of Common Stock	-	81,020	81,020
Net Cash Provided By Financing Activates	-	81,020	81,020

Increase (Decrease) in Cash	(6,435)	62,248	54,773

Cash and Cash Equivalents - Beginning of period	61,208	-	-

Cash and Cash Equivalents - End of period	$ 54,773	$ 62,248	$ 54,773

Supplemental Cash Flow Information:
Interst paid	$ -	$ -	$ -
Taxes paid	$ -	$ -	$ -

See accountants’ review report and accompanying notes to the financial statements.

INTERNET ACQUISITION GROUP, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2005

1.	Presentation of Interim Information

In the opinion of the management of Internet Acquisition Group, Inc., the accompanying unaudited financial statements include all normal adjustments considered necessary to present fairly the financial position as of September 30, 2005, and the results of operations for the three-months and nine-months ended September 30, 2005 and the cash flows for the nine-months ended September 30, 2005 and 2004. Interim results are not necessarily indicative of results for a full year.

The financial statements and notes are presented as permitted by Form 10-QSB, and do not contain certain information included in the Company’s audited financial statements and notes for the fiscal year ended December 31, 2004.

2.	Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplates continuation of the Company as a going concern. The Company’s operations generated no income during the current period ended and the Company’s deficit is $72,291 as of September 30, 2005.

The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

 Dealer Prospectus

Delivery Obligation

Until _________, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INTERNET ACQUISITION GROUP, INC. JANUARY 4, 2006
TABLE OF CONTENTS

Prospectus Summary

Summary Financial Information

Risk Factors

About This Prospectus

Available Information

Special Note Regarding Forward-Looking Statements

Use of Proceeds

Selling Security Holders

Plan of Distribution

Determination of Offering Price

Legal Proceedings

Directors, Executive Officers, Promoters and Control

 Persons

Security Ownership of Beneficial Owners and Management

Description of Securities

Interest of Named Experts and Counsel

Disclosure of Commission Position on Indemnification for

 Securities Act Liabilities

Description of Business

Plan of Operation

Description of Property

Certain Relationships and Related Transactions

Market for Common Equity and Related Stockholder

 Matters

Executive Compensation

Changes in and Disagreements with Accountants on

Accounting and Financial Disclosure

Index to Financial Statements

     Report of Independent Certified Public Accountant

     Balance Sheet

     Statements of Operations

     Statements of Changes in Stockholders’ Equity

     Statements of Cash Flows

     Notes to Financial Statements

Unaudited Financials Statements

     Review Report of Independent Certified Public

     Accountant

     Balance Sheets

     Statements of Operations

     Statements of Cash Flows

     Notes to Financial Statements

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